Exhibit 99.7

DRAFT – Not for immediate distribution	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Announces Chief Financial Officer Transition

BROOKFIELD, CT — (Marketwired) – August 14, 2017 —

Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced that Sean T. Smith will retire as senior vice president and chief financial officer of the company, a position he has held since 2002, effective September 4, 2017. Smith will remain with the company as principle accounting officer through September, and then as a consultant through early December, to ensure a smooth transition.

The company also announced that the board of directors has named John P. Jordan as senior vice president and chief financial officer, effective September 5, 2017. Jordan has most recently been interim vice president, chief financial officer, treasurer and controller of AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies.

"On behalf of the board of directors, the executive team, and all Photronics employees, I express my sincere gratitude to Sean for his years of service and dedication, and wish him well in his retirement” said Peter Kirlin, chief executive officer. “Under his leadership, the finance organization has been a key player in our drive to become the photomask merchant market leader while at the same time building a balance sheet that positions us to make significant investments in our strategic growth initiatives.  Looking forward, I am very excited to have John join the team, and given his wealth of experience, including several years as the CFO of three publicly-held corporations, I am confident that he will be a key asset to the team in driving future growth."

Before joining AstroNova, Jordan served as vice president, CFO and treasurer of Zygo Corporation from 2011 to 2014. Prior to that he was vice president, CFO and treasurer of Baldwin Technology Company, Inc. for four years. Jordan also held senior finance roles at Paxar Corporation, Amscan and Bodwell Fashion Group. He began his career in public accounting and has a BSBA in Accounting from the University of Florida.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

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